Exhibit 99.1

Warren Resources Completes Acquisition of Magness Petroleum Company’s Interest in the Wilmington Unit in California.

February 2, 2005 /PRNewswire-FirstCall/ — Warren Resources, Inc. (Nasdaq: WRES) (“Warren”) announced today that it has completed the acquisition from Magness Petroleum Company and Next Generation Investments, LLC (collectively, “Magness”) of all of Magness’s right, title and interest in the Wilmington Townlot Unit No. 1, Wilmington California (the “Wilmington Unit”), pursuant to the Purchase and Sale Agreement dated as of November 24, 2004 for a price of $14.8 million in cash (the “Acquisition”). The closing is effective as of January 1, 2005. Additionally, effective February 1, 2005, Warren’s wholly owned operating subsidiary, Warren E&P, Inc., was elected operator of the Wilmington Unit.

As a result of the Acquisition, Warren has increased its holdings to an approximate 98.5% working interest in the Wilmington Unit. As of December 31, 2004, there were 31 gross producing wells in the Wilmington Unit producing approximately 450 barrels of oil per day.

The Wilmington Unit is a unitized oil field consisting of 1,440 gross (1,418 net) acres, which has produced more than 149 million barrels of oil, mostly from primary production. All the working interests in the Wilmington Unit are subject to the terms and provisions of a unit operating agreement.

Warren has planned an $18.4 million capital expenditure drilling budget for the Wilmington Unit in 2005 to drill 29 gross wells using directional and horizontal drilling and secondary recovery techniques, such as drilling wells in a water flood pattern to enhance oil recovery. Warren financed the Acquisition through the proceeds from a private placement of its common stock and warrants, which closed on November 30, 2004.

Norman F. Swanton, Chairman and CEO of Warren, noted “We are very pleased to have successfully completed this transaction. With the acquisition of these assets, Warren can begin to aggressively develop the Wilmington Unit. We believe that the existing Wilmington Unit proved undeveloped reserves, extensive oil storage and pipeline infrastructure and access to the California markets can add significant near term value to our shareholders. Additionally, Warren’s total estimated net proved reserves as of June 30, 2004, adjusted as if the Acquisition had occurred on June 30, 2004 and utilizing average realized pricing of $32.49 per barrel oil and $5.09 per Mcf of natural gas as of that date, would increase to approximately 124.1 Bcfe from 99.5 Bcfe and the estimated future net revenue from our proved reserves discounted at 10% (PV-10) would increase to approximately $236.2 million from $186.4 million.”

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the

Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32 nd Floor, New York, NY 10017

2